News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports Third Quarter 2016 Results
E.P.S. Up Double-Digit Percentage

•	Third quarter sales up slightly in dollars and 2% in local currency+.

•
GAAP diluted E.P.S. $0.96, including $24.2 million gains on sale of land ($0.29 per share), versus $0.72 in prior year. Adjusted*, diluted E.P.S. $0.87, up 10% in dollars and 13% in local currency, was five cents above high-end of guidance range.

•	South America sales up 30% in dollars and 33% in local currency, led by Brazil, up 52% in dollars and 36% in local currency.

•	Tupperware North America segment sales up 4% in dollars and 9% in local currency. Tupperware Mexico down 2% in dollars and up 12% in local currency; United States and Canada up 6%.

Orlando, Fla., October 19, 2016 - (NYSE: TUP) Tupperware Brands Corporation today announced third quarter 2016 operating results.

Rick Goings, Chairman and CEO, commented, "Up against the prior year's successful third quarter that achieved 7% local currency growth, sales were even on a dollar basis and grew 2% in local currency - the low end of our range, with excellent results in Argentina, Brazil, China, and Tupperware Mexico."

Goings continued, "Despite this modest top line result, we once again delivered adjusted earnings above the high-end of our range, demonstrating the dynamic flexibility of our business model, our strong leadership team and how we can navigate through challenging environments with our 3.1 million global sales force and produce consistent solid results.”

Third Quarter Executive Summary

•
Third quarter 2016 net sales were $521.8 million, up slightly in dollars and 2% in local currency. Emerging markets**, accounting for 71% of sales, were up 2% in dollars and 5% in local currency. The most significant contributions to the third quarter growth in local currency were in Argentina, Brazil, China, Tupperware Mexico and Tupperware South Africa, partially offset by Egypt, Indonesia and Turkey. Established markets were down 3% in dollars and 5% in local currency, net of a 6% increase in both dollars and local currency in Tupperware United States and Canada.

•
GAAP net income and diluted earnings per share were $48.8 million and $0.96, versus $36.2 million and $0.72 in the prior year, respectively. In 2016, net income includes pre-tax gains of $24.2 million from transactions in connection with real estate being developed adjacent to the Company's Orlando headquarters, versus $2.0 million in 2015. Adjusted, diluted earnings per share of $0.87 was 5 cents above the high-end of the July outlook range, reflecting higher sales in Tupperware North and South America, as well as higher profit in Asia despite the lower sales. Versus 2015, there was a negative 2 cent impact from changes in exchange rates on the diluted earnings per share comparisons, in line with the guidance given in July.

•	Total sales force of 3.1 million was up 2%, with active sellers down 4%, versus prior year.

Third Quarter Business Highlights

Europe: Segment sales down 10% in dollars and 7% in local currency

•
Emerging markets in Europe were down 13% in dollars and 7% in local currency, mainly from continuation of constrained operations in Egypt, as well as the on-going external and business model challenges in Turkey. These decreases were partially offset by Tupperware South Africa, up 15% in dollars and 21% in local currency, and CIS up 7% in dollars and 18% in local currency.

•
Established markets were down 8% in dollars and 7% in local currency, primarily in Austria and Scandinavia. Germany, the largest unit in Europe, was even with the prior year in sales in dollars and local currency.

Asia Pacific: China up double digits, offset by Indonesia, Philippines and Korea

•	Sales for the segment were down 1% in dollars and 4% in local currency.

•
Emerging Markets in Asia Pacific were down 2% in dollars and 3% in local currency. Indonesia was down 8% in dollars and 14% in local currency, along with Philippines, down 11% in dollars (9% in local currency), in connection with the 2015 fashion category exit, and Korea, down 9% in dollars (13% in local currency), largely due to pursuing fewer business-to-business sales in 2016. These decreases were partially offset by China, up 17% in dollars (23% in local currency), and Malaysia/Singapore, up 5% in dollars and local currency.

Tupperware North America: Tupperware Mexico continued to leverage strong fundamentals, U.S./Canada building strong foundation under new sales force compensation plan

•	Segment sales up 4% in dollars and 9% in local currency. Tupperware Mexico sales down 2% in dollars (up 12% in local currency), with a quarter-end total sales force 10% larger than prior year.

•	Tupperware United States and Canada sales were up 6% in dollars and local currency.

Beauty North America: Segment sales were down 19% in dollars and 11% in local currency

•	BeautiControl sales down 24%, mainly in connection with lower productivity among the career seller base.

•	Fuller Mexico sales were down 18% in dollars and 7% in local currency, reflecting a decrease in sales force size and activity due to lower additions. Total sales force size was down 14%.

South America: Segment sales up 30% in dollars and 33% in local currency driven by Brazil

•
Brazil was up 52% in dollars and 36% in local currency, reflecting higher volume from a 23% advantage in total sellers with increased activity in connection with sales force additions and onboarding, and effective merchandising and marketing campaigns.

•	Sales in Argentina were down 10% in dollars and up 45% in local currency, one-fourth from increased volume/mix and the remainder from inflation-related price increases.

•	Segment's active sales force was up 16%.

2016 Outlook

Based on current business trends and foreign currency rates, the Company's fourth quarter and fiscal 2016 full year outlook is provided below.

Company Level

	14 Weeks Ended		13 Weeks	53 Weeks Ended		52 Weeks
	Dec. 31, 2016		Ended	Dec 31, 2016		Ended
	Low	High	Dec. 26, 2015	Low	High	Dec 26, 2015

USD Sales Growth vs Prior Year	5%	7%	(13)%	(2)%	(2)%	(12)%
GAAP EPS	$1.34	$1.39	$1.15	$4.20	$4.25	$3.69
GAAP Pre-Tax ROS	13.9%	14.2%	13.8%	13.2%	13.3%	11.4%

Local Currency+ Sales Growth vs Prior Year	4%	6%	2%	3%	3%	4%
EPS Excluding Items*	$1.37	$1.42	$1.35	$4.30	$4.35	$4.37
Pre-Tax ROS Excluding Items*	15.2%	15.5%	15.1%	13.1%	13.2%	12.8%

FX Impact on EPS Comparison (a)	$0.03	$0.03		($0.34)	($0.34)

(a)	Impact of changes in foreign currency versus prior year is updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2016

•	Fiscal year includes a 53rd week estimated to have a positive impact on the year-over-year comparison of 1 point.

•	Tax rate estimated at 27.6% on a U.S. GAAP basis and 25.5% excluding items.

•	Excludes land sales that may occur in the fourth quarter.

Segment Level

•
For the full year, sales are expected to be down 8% in dollars (5 or 6% in local currency) in Europe, down about 1% in dollars (up 1% in local currency) in Asia Pacific, up about 2% in dollars (9% in local currency) in Tupperware North America, down about 20% in dollars (10% in local currency) in Beauty North America and to increase in South America by about 16 or 17% in dollars (30 or 31% in local currency).

•
Segment profit return on sales, excluding items, is expected to decrease in Europe by about 3 points in dollars (about 2 ½ points in local currency), to increase in Asia Pacific about 1 point in dollars and local currency, to increase in Tupperware North America by about ½ point in dollars (about 1 point in local currency), to decrease in Beauty North America by about 3 points in dollars (about 2 ½ points in local currency) and to increase in South America about 3 points in dollars (about 2 points in local currency).

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Third Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, October 19, 2016, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.1 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, certain asset retirement obligations, re-engineering and fixed asset impairment charges and pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and pension settlements, and believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to volatility in changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period arising from the translation impact on sales and earnings from currency devaluations. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
THIRD QUARTER 2016 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q3 '15%	Restated+ Inc/(Dec) vs. Q3 '15%		Active Sales Force	Inc/(Dec) vs. Q3 '15%		Total Sales Force	Inc/(Dec) vs. Q3 '15%
Europe	(10)	(7)		88,793	(3)	a	733,506	3
Asia Pacific	(1)	(4)		227,712	(9)	c,f	1,089,772	(1)
TW North America	4	9		51,101	7		412,061	7
Beauty North America	(19)	(11)		186,874	(12)		389,409	(13)
South America	30	33	d	126,513	16		487,158	17
Total All Units	—	2		680,993	(4)		3,111,906	2

Emerging Market Units
Europe	(13)	(7)		65,058	(4)	a	537,664	4
Asia Pacific	(2)	(3)	b	192,440	(11)	c	973,093	(1)
TW North America	1	13		38,620	9		308,299	10
Beauty North America	(18)	(7)		167,703	(12)		327,303	(14)
South America	30	33	d	126,513	16		487,158	17
Total Emerging Market Units	2	5		590,334	(5)		2,633,517	2

Established Market Units
Europe	(8)	(7)	e	23,735	(1)		195,842	1
Asia Pacific	—	(9)	f	35,272	6	f	116,679	—
TW North America	6	6		12,481	2		103,762	—
Beauty North America	(24)	(24)	g	19,171	(8)		62,106	(4)
South America	—	—		—	—		—	—
Total Established Market Units	(3)	(5)		90,659	—		478,389	—

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.

Notes
a Better total than active seller comparison primarily reflected a less active sales force in Turkey due to a change in emphasis from sales force manager personal sales to manager group sales and in Avroy Shlain due to the timing of month-end in relation to pay day for workers in South Africa.
b Less of a decrease in local currency sales than in the active seller comparison reflected: a mix shift toward China under its outlet model and away from India, which has a smaller than average order size; increased productivity in China due to more sales of high price point products and product launches; higher order sizes in India in connection with a change in the compensation model that has led to more grouping of orders; partially offset by lower sales per active seller in Indonesia reflecting distributor ordering decisions.
c Better total than active seller comparison reflected good additions but a lower activation rate under the programs in place in the Philippines.
d Better local currency sales than active seller comparison reflected inflation-related price increases throughout the region.
e More of a decrease in local currency sales than in the active seller comparison reflected decreased productivity in Scandinavia due to fewer parties per average active sales force member and in Germany due to campaigns focused on number of parties, which resulted in a higher number of smaller order sizes.
f Decrease in local currency sales despite an increase in active sellers reflected a mix shift away from Japan and Australia/New Zealand, which have higher than average order sizes, and toward Nutrimetics Australia/New Zealand, which has a smaller than average order size. Also, there was a decrease in productivity in Nutrimetics Australia/New Zealand reflecting a greater share of sales of lower priced offers than in 2015.
g The worse local currency sales than active seller comparison mainly reflected lower productivity of career-level sellers at BeautiControl based on a lower volume of end customers reached.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		39 Weeks Ended
	Sep 24, 2016	Sep 26, 2015	Sep 24, 2016	Sep 26, 2015
Net sales	$521.8	$521.0	$1,612.2	$1,691.7
Cost of products sold	168.4	172.5	518.3	553.2
Gross margin	353.4	348.5	1,093.9	1,138.5

Delivery, sales and administrative expense	284.2	288.5	871.1	912.0
Re-engineering and impairment charges	2.4	0.3	5.4	18.0
Gains on disposal of assets	24.2	2.0	25.1	13.4
Operating income	91.0	61.7	242.5	221.9

Interest income	0.8	0.5	2.3	1.5
Interest expense	12.8	11.3	36.1	36.6
Other (income) expense, net	(0.3)	0.3	1.0	8.6
Income before income taxes	79.3	50.6	207.7	178.2
Provision for income taxes	30.5	14.4	63.1	50.5
Net income	$48.8	$36.2	$144.6	$127.7

Net income per common share:
Basic earnings per share	$0.97	$0.72	$2.86	$2.56
Diluted earnings per share	$0.96	$0.72	$2.85	$2.54

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		Reported	Restated*	Foreign	39 Weeks Ended		Reported	Restated*	Foreign
	Sep 24, 2016	Sep 26, 2015%		%	Exchange	Sep 24, 2016	Sep 26, 2015%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe[a]	$107.3	$118.9	(10)	(7)	$(3.1)	$399.6	$451.0	(11)	(7)	$(22.4)
Asia Pacific[a]	188.9	191.4	(1)	(4)	4.5	554.8	572.5	(3)	(1)	(14.4)
TW North America	88.1	84.9	4	9	(4.3)	264.4	258.2	2	10	(17.3)
Beauty North America	43.2	53.5	(19)	(11)	(4.8)	145.5	182.3	(20)	(10)	(21.1)
South America	94.3	72.3	30	33	(1.3)	247.9	227.7	9	30	(37.0)
	$521.8	$521.0	—	2	$(9.0)	$1,612.2	$1,691.7	(5)	2	$(112.2)

Segment profit (loss):
Europe[a]	$(1.8)	$5.4	—	—	$(0.7)	$38.0	$60.8	(37)	(32)	$(4.8)
Asia Pacific[a]	46.8	43.8	7	5	0.5	130.4	124.6	5	8	(4.2)
TW North America	17.2	15.3	13	24	(1.4)	51.2	48.5	6	18	(5.1)
Beauty North America	(2.0)	0.2	—	—	(0.5)	(2.3)	3.2	—	—	(2.3)
South America	23.9	12.9	86	74	0.9	52.5	29.8	76	+	(5.2)
	84.1	77.6	8	10	(1.2)	269.8	266.9	1	10	(21.6)

Unallocated expenses	(14.6)	(17.9)	(18)	(19)	(0.2)	(48.0)	(49.0)	(2)	(7)	(2.4)
Gains on disposal of assets	24.2	2.0	+	+	—	25.1	13.4	87	87	—
Re-engineering and impairment charges	(2.4)	(0.3)	+	+	—	(5.4)	(18.0)	(70)	(70)	—
Interest expense, net	(12.0)	(10.8)	12	12	—	(33.8)	(35.1)	(4)	(4)	—
Income before taxes	79.3	50.6	57	61	(1.4)	207.7	178.2	17	35	(24.0)
Provision for income taxes	30.5	14.4	+	+	(0.4)	63.1	50.5	25	42	(6.1)
Net income	$48.8	$36.2	35	39	$(1.0)	$144.6	$127.7	13	32	$(17.9)

Net income per common share (diluted)	$0.96	$0.72	33	37	$(0.02)	$2.85	$2.54	12	31	$(0.36)

Weighted average number of diluted shares	50.8	50.3				50.7	50.3

* 2016 actual compared with 2015 translated at 2016 exchange rates
+ Greater than 100% increase
aEffective from the first quarter of 2016, the Nutrimetics business in France, previously reported in the Asia Pacific segment, is being reported in the Europe segment. Comparable information from prior periods has been reclassified to conform with the new presentation. In full year 2015, Nutrimetics France generated less than one half percent of total sales.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Sep 24, 2016				13 Weeks Ended Sep 26, 2015
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit (loss):
Europe	$(1.8)	$0.3	b	$(1.5)	$5.4	$(0.7)	$—		$4.7
Asia Pacific	46.8	0.4	a	47.2	43.8	0.5	0.6	a	44.9
TW North America	17.2	0.2	b	17.4	15.3	(1.4)	—		13.9
Beauty North America	(2.0)	1.3	a	(0.7)	0.2	(0.5)	1.7	a	1.4
South America	23.9	0.4	a,c	24.3	12.9	0.9	2.2	a,c	16.0
	84.1	2.6		86.7	77.6	(1.2)	4.5		80.9

Unallocated expenses	(14.6)	(0.4)	b,g	(15.0)	(17.9)	(0.2)	—		(18.1)
Gains on disposal of assets	24.2	(24.2)	d	—	2.0	—	(2.0)	d	—
Re-engineering and impairment charges	(2.4)	2.4	e	—	(0.3)	—	0.3	e	—
Interest expense, net	(12.0)	—		(12.0)	(10.8)	—	—		(10.8)
Income before taxes	79.3	(19.6)		59.7	50.6	(1.4)	2.8		52.0
Provision for income taxes	30.5	(15.0)	f	15.5	14.4	(0.4)	(0.9)	f	13.1
Net income	$48.8	$(4.6)		$44.2	$36.2	$(1.0)	$3.7		$38.9

Net income per common share (diluted)	$0.96	$(0.09)		$0.87	$0.72	$(0.02)	$0.07		$0.77

	39 Weeks Ended Sep 24, 2016				39 Weeks Ended Sep 26, 2015
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$38.0	$0.3	a,b	$38.3	$60.8	$(4.8)	$—		$56.0
Asia Pacific	130.4	1.3	a	131.7	124.6	(4.2)	1.9	a	122.3
TW North America	51.2	0.8	b	52.0	48.5	(5.1)	—		43.4
Beauty North America	(2.3)	4.2	a	1.9	3.2	(2.3)	5.4	a	6.3
South America	52.5	4.4	a,c	56.9	29.8	(5.2)	13.5	a,c	38.1
	269.8	11.0		280.8	266.9	(21.6)	20.8		266.1

Unallocated expenses	(48.0)	(0.2)	b,g	(48.2)	(49.0)	(2.4)	—		(51.4)
Gains on disposal of assets	25.1	(25.1)	d	—	13.4	—	(13.4)	d	—
Re-engineering and impairment charges	(5.4)	5.4	e	—	(18.0)	—	18.0	e	—
Interest expense, net	(33.8)	—		(33.8)	(35.1)	—	—		(35.1)
Income before taxes	207.7	(8.9)		198.8	178.2	(24.0)	25.4		179.6
Provision for income taxes	63.1	(13.1)	f	50.0	50.5	(6.1)	1.0	f	45.4
Net income	$144.6	$4.2		$148.8	$127.7	$(17.9)	$24.4		$134.2

Net income per common share (diluted)	$2.85	$0.09		$2.94	$2.54	$(0.36)	$0.48		$2.66

* 2016 actual compared with 2015 translated at 2016 exchange rates.
a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $0.3 million and $4.2 million in the third quarter and year-to-date periods of 2016, respectively, and $2.0 million and $13.1 million in the third quarter and year-to-date periods of 2015, respectively.  These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d Gains on disposal of assets is primarily from transactions related to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.  Also included is a $13.5 million fixed asset impairment in Venezuela in 2015.
f Provision for income taxes represents the net tax impact of adjusted amounts.
g Other income from real estate related operations.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	39 Weeks Ended	39 Weeks Ended
	September 24, 2016	September 26, 2015
Operating Activities:
Net cash provided by operating activities	$92.3	$72.2

Investing Activities:
Capital expenditures	(38.2)	(42.4)
Proceeds from disposal of property, plant & equipment	31.8	17.5
Net cash used in investing activities	(6.4)	(24.9)

Financing Activities:
Dividend payments to shareholders	(104.0)	(103.6)
Repurchase of common stock	(1.1)	(0.9)
Repayment of long-term debt and capital lease obligations	(1.7)	(2.1)
Net change in short-term debt	33.0	82.0
Debt issuance costs	—	(0.7)
Proceeds from exercise of stock options	0.6	7.6
Excess tax benefits from share-based payment arrangements	0.3	2.5
Net cash used in financing activities	(72.9)	(15.2)

Effect of exchange rate changes on cash and cash equivalents	5.7	(16.0)
Net change in cash and cash equivalents	18.7	16.1
Cash and cash equivalents at beginning of year	79.8	77.0
Cash and cash equivalents at end of period	$98.5	$93.1

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Sep 24, 2016	Dec 26, 2015
Assets:
Cash and cash equivalents	$98.5	$79.8
Other current assets	493.6	470.7
Total current assets	592.1	550.5

Property, plant and equipment, net	256.3	253.6
Other assets	781.5	794.1
Total assets	$1,629.9	$1,598.2

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$199.9	$162.5
Accounts payable and other current liabilities	407.8	451.5
Total current liabilities	607.7	614.0

Long-term debt	606.9	608.2
Other liabilities	224.6	215.0
Total shareholders' equity	190.7	161.0
Total liabilities and shareholders' equity	$1,629.9	$1,598.2

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 19, 2016
(UNAUDITED)

	Fourth Quarter	Fourth Quarter
(In millions, except per share data)	2015 Actual	2016 Outlook
		Range
		Low	High
Income before income taxes	$81.7	$86.6	$90.2

Income tax	$23.6	$18.2	$19.2
Effective Rate	29%	21%	21%

Net Income (GAAP)	$58.1	$68.4	$71.0

% change from prior year		18%	22%

Adjustments(1):
Gains on disposal of assets	(0.3)	—	—
Re-engineering, impairments and pension settlements	3.8	3.9	3.9
Net impact of Venezuelan bolivar devaluations	1.8	2.0	2.0
Acquired intangible asset amortization	2.5	1.8	1.8
Income tax(2)	2.5	(6.4)	(6.4)
Net Income (adjusted)	$68.4	$69.7	$72.3

Exchange rate impact(3)	1.3	—	—
Net Income (adjusted and 2015 restated for currency changes)	$69.7	$69.7	$72.3

% change from prior year		—%	4%

Net income (GAAP) per common share (diluted)	$1.15	$1.34	$1.39

% change from prior year		17%	21%

Net Income (adjusted) per common share (diluted)	$1.35	$1.37	$1.42

Net Income (adjusted & restated) per common share (diluted)	$1.38	$1.37	$1.42

% change from prior year		(1)%	3%

Average number of diluted shares (millions)	50.5	51.0	51.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2015 actual and 2015 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 19, 2016
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2015 Actual	2016 Outlook
		Range
		Low	High
Income before income taxes	$259.9	$294.3	$297.9

Income tax	$74.1	$81.3	$82.3
Effective Rate	29%	28%	28%

Net Income (GAAP)	$185.8	$213.0	$215.6

% change from prior year		15%	16%

Adjustments(1):
Gains on disposal of assets	$(13.7)	$(25.1)	$(25.1)
Re-engineering, impairments and pension settlements	21.8	9.3	9.3
Net impact of Venezuelan bolivar devaluations	14.9	7.0	7.0
Acquired intangible asset amortization	10.2	7.6	7.6
Income tax(2)	1.5	6.6	6.6
Net Income (adjusted)	$220.5	$218.4	$221.0

Exchange rate impact(3)	(16.7)	—	—
Net Income (adjusted and 2015 restated for currency changes)	$203.8	$218.4	$221.0

% change from prior year		7%	8%

Net income (GAAP) per common share (diluted)	$3.69	$4.20	$4.25

% change from prior year		14%	15%

Net Income (adjusted) per common share (diluted)	$4.37	$4.30	$4.35

Net Income (adjusted & restated) per common share (diluted)	$4.03	$4.30	$4.35

% change from prior year		7%	8%

Average number of diluted shares (millions)	50.4	50.8	50.8

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2015 actual and 2015 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
September 24, 2016
Adjusted EBITDA:
Net income	$202.7
Add:
Depreciation and amortization	59.6
Gross interest expense	47.1
Provision for income taxes	86.7
Equity compensation	21.2
Deduct:
Gains on land sales, insurance recoveries, etc.	(25.4)
Total Adjusted EBITDA	$391.9

Consolidated total debt	$806.8
Divided by adjusted EBITDA	391.9
Debt to Adjusted EBITDA Ratio	2.06

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.